CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in this Post-Effective Amendment No. 16 to Registration Statement No. 333-126384 on Form N-1A of our reports dated September 22, 2014, relating to the financial statements and financial highlights of Pioneer Classic Balanced Fund, Pioneer Government Income Fund and Pioneer Multi-Asset Income Fund, each a fund of Pioneer Series Trust IV (the "Trust"), appearing in the Annual Reports on Form NCSR of the Trust for the year ended July 31, 2014. We also consent to the references to us under the headings "Financial Highlights" in the Prospectuses and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information, which are part of such Registration Statements.


/s/ Deloitte & Touche LLP

Boston, Massachusetts
November 21, 2014